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                           MIDAMERICAN ENERGY COMPANY

                          Employee Stock Purchase Plan


     1. PURPOSE. The purpose of this MidAmerican Energy Company Employee Stock Purchase Plan ("Plan") is to provide employees of MidAmerican Energy Company ("Company") and each corporation which is a subsidiary corporation ("Subsidiary Company") for purposes of section 425(f) of the Internal Revenue Code of 1986, as amended ("Code"), of which the Company is the common parent, with added incentive to continue in the employ of such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of the common stock of the Company ("Common Stock") through payroll deductions at prices less than the then current market prices. The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Code. The Company and its Subsidiary Companies are sometimes hereinafter called collectively the "Participating Companies."

     2.   ELIGIBILITY.   Participation in the Plan shall be open to all active
employees of the Participating Companies except (a) employees who have not been continuously employed by Participating Companies for at least 12 months; (b) employees whose customary employment by Participating Companies is 20 hours or less per week; and (c) employees whose customary employment by Participating Companies is for not more than five months in any calendar year. No right to purchase Common Stock shall accrue under the Plan in favor of any person who is not an eligible employee, and no

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eligible employee shall acquire such right to purchase Common Stock (i) if, immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Company, taking into account in determining stock ownership, any stock attributable to such employee under section 424(d) of the Code and any stock the employee may purchase under outstanding options, or (ii) which would permit such employee's rights to purchase stock under all employee stock purchase plans (within the meaning of section 423 of the Code) from time to time in effect of any Participating Company (or any predecessor thereto) to accrue at a rate which exceeds $25,000 of fair market value of such stock for any calendar year, all determined in accordance with section 423(b) (8) of the Code.

     3. EFFECTIVE DATE OF PLAN; MONTHLY INVESTMENT PERIODS. The Plan shall become effective on such date as may be specified by the Board of Directors ("Board") of the Company, PROVIDED that the Plan shall cease to be effective unless within 12 months of the date of its adoption by the Board it has been approved by the shareholders of the Company.

     The first monthly investment period under the Plan shall commence on the first day of such calendar month as shall be determined by the Board and shall end on the last business day thereof. So long as the Plan remains in effect, a new investment period shall commence on the first day of each calendar month and end on the last business day thereof.

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     4.   BASIS OF PARTICIPATION.  Each eligible employee shall be entitled to enroll in the Plan as of the first day of any monthly investment period. To enroll in the Plan, an eligible employee shall execute and deliver to the employee's Participating Company, on such date (as determined from time to time by the Company) prior to the first day of the first monthly investment period for such employee, a Stock payroll deduction authorization/change form ("Authorization") which shall become effective on the first day of such first monthly investment period. Each Authorization shall direct that payroll deductions be made by the Participating Company which employs such employee for each payroll period beginning while such employee is a participant in the Plan. An Authorization shall become effective no later than 30 days after its receipt. The amount of each payroll deduction specified in the Authorization of a participant for each such payroll period shall be a whole dollar amount, not less than $10 per month, and the aggregate annual amount of such payroll deductions (together with any such deductions under any other stock purchase plan subject to section 423 of the Code maintained by any Participating Company or any predecessor thereto) shall not exceed the lesser of 15% of such employee's base pay or $21,250. For purposes of the Plan, "base pay" shall mean
(i) in the case of an employee compensated primarily on a salaried basis, such employee's straight monthly salary, excluding any overtime or bonus compensation, multiplied by 12, and (ii) in the case of an employee compensated primarily on an hourly basis, such employee's regular hourly rate of pay multiplied by such employee's weekly base hours multiplied by 52, and in both cases, determined as of January 15 of each calendar year for which the authorization is effective. Payroll deductions shall be made for each participant until such participant terminates participation in the Plan, such Authorization

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is revised or the Plan terminates, all as hereinafter provided.

     A participant may change the amount of payroll deductions at any time, but not more often than twice during any calendar year, PROVIDED, HOWEVER, that a participant who has made two such changes during a calendar year may nevertheless reduce such payroll deductions to zero. Any such change shall become effective as of the first day of the first payroll period beginning at least 10 days after such participant delivers a revised Authorization to the Participating Company which employs such participant. A participant also may elect to terminate participation in the Plan as provided in Section 7 below. No other changes shall be permitted. All permitted changes must be effected by a participant's filing a new Authorization with the Participating Company which employs such participant at such time before the desired effective date of the change as the Company shall, from time to time, determine.

     Payroll deductions shall be credited to a purchase account established on behalf of each participant. As of the last business day of each monthly investment period, the amount in each participant's account will be applied to the purchase of the number of whole and fractional shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section
5) for such period.

     A participant may request to sell shares held in the participant's account that meet the six month holding period requirement.

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     5.   PURCHASE PRICE.     The purchase price ("Purchase Price") per share of
Common Stock hereunder for any monthly investment period shall be 85% of the fair market value of a share of Common Stock on the last business day of such period. The fair market value of a share of Common Stock on the last business day of a monthly investment period shall be deemed to be the average of the high and low price per share of the Common Stock on the New York Stock Exchange Composite Transactions on such day or, if there shall be no such sale of Common Stock on such day, then on the next preceding day on which there shall have been such a sale. In no event, however, shall the Purchase Price be less than the par value, if any, of the Common Stock.

     6. ISSUANCE OF STOCK. The shares of Common stock purchased by each participant shall be considered to be issued and outstanding and credited to such participant as of the close of business on the last business day of the monthly investment period during which such shares were purchased. The total number of shares of Common Stock purchased by all participants during each monthly investment period shall be issued, as of the last day thereof, to a nominee for the benefit of the participants. A participant may, from time to time (but not more frequently than once per calendar month), request delivery to such participant of a certificate representing whole shares of Common Stock held by such nominee on behalf of such participant, but not until such shares have been credited to such participant for at least six months. In addition, a participant shall receive a certificate representing whole shares of Common Stock and any cash in lieu of fractional shares as soon as is practicable after the end of the calendar month next following the month during which (a) such participant terminates participation in the Plan, or (b) the Plan

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is terminated, as the case may be.

     No interest shall at any time accrue with respect to any amount in a purchase account of a participant. Participants which engage in a purchase or sale of stock during a calendar month will receive an account statement for the applicable month. The statement will show the entries made to the purchase account of such participant, the number of shares of Common Stock purchased and/or sold for such Participant during such month and the applicable Purchase Price of such shares.

     7. TERMINATION OF PARTICIPATION. A participant may at any time elect to terminate participation in the Plan without charge by giving written notice thereof and requesting the withdrawal of all shares held under the Plan on behalf of the participant, except that no such termination shall be effective as to any monthly investment period unless written notice of such termination is received by the Participating Company which employs such participant, at such time prior to the last business day of such period as the Company shall, from time to time, determine. Upon any such termination or request, the Participating Company which employs such participant shall promptly deposit in safe keeping all whole shares held in the participant's account unless the participant requests that a certificate be issued, in which case the Company will issue certificate(s) for the whole shares of Common Stock held in the Plan for such participant and cash in lieu of fractional shares, PROVIDED, HOWEVER, that no such certificates (or cash in lieu of fractional shares) shall be issued until the shares of Common Stock represented thereby have been held under the Plan for six months. Termination of participation in the Plan pursuant to

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this paragraph shall be treated as a change in the participant's payroll deduction for purposes of the second paragraph of Section 4 hereof, and the rules of such paragraph shall be applicable for purposes of determining when the participant becomes eligible to again participate in the Plan.

     If any person who is a participant shall die, terminate employment with the Participating Companies for any reason or otherwise cease to be eligible to participate in the Plan, participation of such person in the Plan shall terminate as of the end of the investment period in which such event occurs, and certificate(s) for the whole shares of Common Stock held for such person and cash in lieu of fractional shares shall be returned promptly to such person or the legal representative of such person.

     8. TERMINATION OR AMENDMENT OF THE PLAN. The Company, by action of the Board, may terminate the Plan effective as of the beginning of any monthly investment period. Notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of such termination.

     Without any action being required, the Plan will terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) has been purchased, but such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then outstanding purchase rights, the Board may determine

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an equitable basis of apportioning such shares among all participants.

     The Board may amend the Plan from time to time in any respect in order to meet changes in legal requirements or for any other reason; PROVIDED, HOWEVER, that no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the monthly investment period in which such amendment is to be effected, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan, (c) decrease the Purchase Price of the Common Stock for any monthly investment period below 85% of the fair market value thereof on the last day of such period or (d) adversely affect the qualification of the Plan under section 423 of the Code.

     Upon termination of the Plan, the respective cash balances to the credit of the participants in their purchase accounts, together with certificates for the whole shares of Common Stock held in the Plan for their benefit plus cash in lieu of fractional shares, shall be delivered to them promptly.

     9. NON-TRANSFERABILITY. Rights acquired under the Plan are not transferable and may be exercised only by a participant.

     10. SHAREHOLDERS' RIGHTS. No eligible employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until and to the extent Common Stock shall have been purchased for such employee or participant as herein

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provided.

     11. ADMINISTRATION OF THE PLAN. The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b) (5) of the Code.

     The Board, from time to time, may approve the forms of any documents or writings provided for in the Plan, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may construe and interpret the Plan. The Board may delegate the responsibility for maintaining all or a portion of the records pertaining to participants' accounts to persons not affiliated with the Participating Companies. All expenses of administering the Plan shall be paid by the Participating Companies.

     12. MAXIMUM NUMBER OF SHARES OF STOCK. The maximum number of shares of Common Stock which may be purchased under the Plan is 1,000,000, subject, however, to adjustment as hereinafter set forth. Common Stock purchased hereunder may be shares owned by Participating Companies, or, subject to obtaining any necessary regulatory approval, authorized and unissued shares, or a combination thereof, and by adopting the Plan, the Participating Companies are authorized to purchase shares of Common Stock on the open market to provide shares necessary to satisfy the obligation to deliver shares of Common stock pursuant to the Plan. If the Company at any time after the effective date of the Plan changes its issued Common Stock into (a) an increased

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number of shares, with or without par value, through a stock dividend or a split-up of shares, or (b) a decreased number of shares, with or without par value, through a combination of shares; then, effective with the record date for such change, the maximum number of shares of Common Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan proportionately increased, in case of such stock dividend or split-up, or proportionately decreased, in case of such combination of shares.

     13. MISCELLANEOUS. Except as otherwise expressly provided herein, any Authorization, election, notice or document under the Plan from an eligible employee or participant shall be delivered to the Participating Company which employs such employee or participant and, subject to any limitations specified in the Plan, shall be effective when so delivered.

     The term "Business Day" shall mean any day other than Saturday, Sunday or legal holiday.

     The Plan, and the Company's obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

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